Exhibit (a)(1)(ii)

BlackRock Multi-Sector Opportunities Trust II Tender Request Form

Use this form to request a Tender of shares of the BlackRock Multi-Sector Opportunities Trust II only if your account is held at BlackRock.	Send this form, along with any other required documents, to:
Certain requests, including amounts in excess of $100,000, may require a Medallion Signature Guarantee stamp	Regular mail: BlackRock Funds P.O. Box 9819 Providence, RI 02940	Overnight mail: BlackRock Funds 4400 Computer Drive Westborough, MA 01581
Fax: (844) 569-5573

Questions? Call us at 1-800-882-0052, Option 4, Monday through Friday between 8:00 AM and 6:00 PM ET or online at www.blackrock.com.

BlackRock employees, board members and their immediate family members who have an account held directly at BlackRock would use this form to request a tender of shares of the BlackRock Multi-Sector Opportunities Trust II (the “Fund”) pursuant to a quarterly tender offer. Contact your financial professional or brokerage if your account is not held at BlackRock (check your account statement if you are unsure where your account is).

This form must be RECEIVED by BNY Mellon Investment Servicing (US), Inc. no later than 4:00 p.m. Eastern Time on the expiration date. Tender requests received by BNY Mellon Investment Servicing (US), Inc. cannot be revoked after the expiration date unless shares have not been accepted for payment by 4:00p.m. on December 8, 2022, after which a tender request may be revoked.

Requests received for future tender periods or outside of an active tender period will be returned.

A fax copy of this request may be accepted, unless a signature stamp (i.e. notary or medallion signature guarantee stamp) is required.

Review the Offer to Purchase for additional details, however if you have any questions we encourage you to call us at 1-800-882-0052, Option 4 or email our team at contact.us@blackrock.com.

1. Current Account Information

Please tell us about the account(s) that you wish to withdraw from:

Full name of account owner, custodian, trustee, etc. Full name of joint owner, minor, co-trustee, etc. Social Security Number BlackRock Account Number(s)	Contact telephone number Contact telephone number Reference number (if applicable)

2. Shares to be Tendered for Tender

☐	Please Tender ALL shares in the account(s) referenced in section 1. Proceed to Section 4.

☐	I request a Partial Tender of shares in the accounts referenced in section 1 so that I may receive the amount indicated below:

Account Number:

$

$

3a. For IRA (Individual Retirement Accounts) ONLY

To help ensure your distribution is processed correctly and is reported to the IRS properly, please complete this section to tell us more about the type of distribution.

☐	Normal Distribution from Traditional, Rollover, SEP, or SIMPLE IRA – You are over the age of 59 1⁄2

☐

Roth IRA Distributions: You are over 59 1⁄2 and this Distribution satisfies the 5-year holding period requirement. (If “No”, then please check the applicable box below. These distributions will be considered premature if they are not due to disability.)

☐

Early (Premature) Distribution – You are under the age of 59 1⁄2 (including distributions due to medical expenses, health insurance premiums, higher education expenses, first time homebuyer expenses, or other reasons).

☐	Inherited IRA Distribution

☐

Permanent Disability – You certify that you are disabled within the meaning of 72(m)(7) of the Internal Revenue Code (An individual shall be considered disabled if he/she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration).

☐	Removal of excess contribution(s) – Complete section 3b in its entirety.

☐

Direct Rollover to a qualified retirement plan, 401(k), TSP, 403(b), etc. – You are certifying that the receiving custodian will accept the IRA assets issued. (A Medallion Signature Guarantee will be required.)

☐	Transfer Incident due to divorce or legal separation – Additional Documentation or Medallion Signature Guarantee may be required.

3b. Return of Excess Contribution(s)

Amount of Excess: $	Tax year in which the excess contribution was made:

Date deposited: Date (mm/dd/yyyy)	Multiple deposits between: and Date (mm/dd/yyyy) Date (mm/dd/yyyy)

Earnings will be removed with the excess contribution if corrected before your federal income tax-return due date (including extensions), pursuant to Internal Revenue Code Section 408(d)(4) and Internal Revenue Service (“IRS”) Publication 590. You may be subject to an IRS penalty of 6% for each year the excess remains in the account. In addition, the IRS may impose a 10% early distribution penalty on the earnings, if you are under age 59 1⁄2.

You will receive IRS Form 1099-R for the year in which the excess distribution takes place (not for the year in which the excess contribution was made). Consult IRS Publication 590 for more information pertaining to excess contributions. If you are subject to a federal penalty tax due to an excess contribution, you must file IRS Form 5329.

For the purpose of the excess contribution, we will calculate the net income attributable (“NIA”) to the contribution using the method provided in the IRS Final Regulations for Earnings Calculation for Returned or Re-characterized Contributions. This method calculates the NIA based on the actual earnings and losses of the IRA during the time it held the excess contribution. Please note that a negative NIA is permitted and, if applicable, will be deducted from the amount of the excess contribution.

Re-designating an excess contribution to a later tax year. Please consult a tax advisor to review your specific situation and to determine your best course of action. If you should decide to carry over the excess contribution to a later year, DO NOT RETURN THIS FORM.

A) The excess is being corrected before your federal income tax-filing deadline (including extensions):

☐   Remove excess plus/minus net income attributable. Distribute according to instructions in Section 3b.

☐   Remove excess plus/minus net income attributable. Re-deposit as a current year contribution (not to exceed annual IRA contribution limit).

B) The excess is being corrected after your federal income tax-filing deadline (including extensions). Earnings on the excess will remain in the account.

☐   Remove excess and distribute according to instructions in Section 3b.

☐   Remove excess and re-deposit as a current year contribution (not to exceed annual IRA contribution limit).

Section 3c, “Tax WITHHOLDING Election” on the next page, must be completed for all IRA withdrawals.

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3c. Tax Withholding Election (REQUIRED)

Distributions from IRAs and qualified retirement plans that are not eligible for rollover are subject to federal income tax withholding and may be subject to state withholding. You may affirmatively elect additional withholding or opt to NOT have withholding applied to your distributions. Federal tax withholding is required for accounts with a foreign address. Please consult a tax professional or your state’s tax authority for additional information on your state requirements.

Federal Tax Withholding

Federal income tax withholding is taken on any distribution, subject to the IRS withholding rules, at the rate of 10% from the gross payment amount even if it is excluded from gross income, unless an election is provided. The withholding procedure may result in excess payments to the IRS. Electing to have no federal taxes withheld from distributions or not having enough federal income tax withheld from distributions may cause you to be responsible for estimated tax. Under the estimated tax rules you may incur penalties if the estimated tax withholding payment is not sufficient. Please complete the section below, your election will remain in effect until the Custodian is notified in writing of a change.

Select one of the following:

☐ I elect NOT to withhold federal income tax	☐ Withhold % federal income tax	☐ Withhold 10% federal income tax

State Withholding

State income tax withholding requirements are determined by the state of your residence, if any. States with mandatory withholding may require state income tax to be withheld if withholding is taken for federal taxes or may mandate a fixed amount regardless of your federal tax election. Voluntary states allow you to determine if you would like state taxes withheld. Certain states are non-participatory and do not require income tax on retirement payments.

For Mandatory States Only:	For Voluntary States Only:

☐ I elect NOT to withhold state income Tax	☐ Withhold $ or % state income tax

4. Delivery Instructions

Please check the appropriate box to tell us where to send your distribution. Please note: Certain requests may require a Medallion Signature Guarantee stamp and additional documentation (such as a death certificate).

☐ Send the proceeds by check to the owner(s)’s address by:	☐ Regular Mail OR	☐ Overnight ($15 fee)

☐ Send the proceeds to my existing bank account on record by:	☐ ACH	☐ Wire ($7.50 per fund)
(Bank Instructions must be on file at BlackRock)

☐ Send the proceeds to my new bank instructions (Complete below) (Medallion Stamp REQUIRED)

Complete this section below and attach a bank statement, voided check, or savings deposit slip
(showing the bank account number & registration of your bank account).

☐ Transfer Funds Electronically (ACH)	OR	☐ Wire Funds ($7.50 per fund)

Full name of bank account owner		Name of bank

☐ Checking ☐ Savings ABA routing number (9 digits) Bank account number
Full name of joint bank account owner

Signature of other bank account owner (if any)

Please note: If you do not select an option, your distribution will be mailed in the form of a check to your address of record. If you are planning to redeem via Federal Wire, please contact your bank to confirm whether or not they assess a fee upon receipt of the funds.

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5. Signatures

Please Note: If you are redeeming to an address or bank account that does not match your BlackRock account, BlackRock will require a Medallion Signature Guarantee Stamp. If the stamp you obtain is not legible via fax, please mail it into the address on the upper right-hand corner of page one. If you cannot obtain a Medallion Signature Guarantee Stamp or have any additional questions, please speak with a BlackRock Service Center representative to assist you.

I acknowledge that:

I certify that I am authorized to make these elections and that all information provided is true and accurate.

No tax or legal advice has been given to me by the Custodian (BNY Mellon Asset Servicing, Inc.), the Fund, or any agent of either of them, and all decisions regarding the elections made on this form are my own.

The Custodian is authorized to distribute funds from my account in the manner requested. The Fund may conclusively rely on this certification and authorization without further investigation or inquiry.

I assume responsibility for any adverse consequences that may arise from the election(s) and agree that the Fund and their agents shall in no way be responsible, and shall be indemnified and held harmless, for any tax, legal or other consequences of the election(s) made on this form.

The payment is to be sent to the registered owner(s) of the shares shown in the registration of the account.

Signature of account owner, trustee, custodian, etc.	Date (mm/dd/yyyy)	Title / Capacity (if any)

Signature of co-owner, trustee, custodian, etc.	Date (mm/dd/yyyy)	Title / Capacity (if any)

For Notary Public (if accepted):

State of                              County of                              On this          day of                 , 20        , before me, the undersigned Notary Public,                                         , personally appeared and proved through satisfactory evidence of Identification to be the person whose name is signed above and acknowledged by:

Signature of Notary Public

For Notary Public (if accepted):

State of                              County of                              On this          day of                , 20        , before me, the undersigned Notary Public,                                         , personally appeared and proved through satisfactory evidence of Identification to be the person whose name is signed above and acknowledged by:

Signature of Notary Public

Not FDIC Insured | May Lose Value | No Bank Guarantee

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Lit. No. MSOII-REPURCH-1022

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